Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Second Quarter 2012 Financial Results

Cash Flow Available for Distribution and Reinvestment Increases 26.6% to $23.3 Million

Westport, Conn., August 7, 2012 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and six months ended June 30, 2012.

Second Quarter 2012 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $23.3 million for the second quarter of 2012;

•	Reported net income of $2.2 million for the second quarter of 2012;

•	Paid a second quarter 2012 cash distribution of $0.36 per share in July 2012, bringing cumulative distributions paid to $8.1552 per share since CODI’s IPO in May of 2006;

•	Exercised option to expand term loan facility and amended pricing terms; and

•	Completed the sale of our majority-owned subsidiary, HALO Holding Corporation (“HALO”).

Alan Offenberg, CEO of Compass Group Diversified Holdings LLC, commented, “During the second quarter, CODI delivered strong financial results that exceeded management’s expectations with an increase in Cash Flow of 26.6% compared to the year-earlier period. We continue to leverage the leadership position and comparative financial strength of our subsidiaries to expand their relative market share with particularly strong results at Fox and Liberty where we posted double-digit revenue growth. Our results for the quarter also reflect notable contributions from our newest platform businesses, Arnold Magnetic and CamelBak, both of which were acquired less than a year ago.”

Mr. Offenberg added, “As we maintain our focus on taking advantage of organic and acquisition-related growth opportunities, we further enhanced our financial flexibility in the quarter. Specifically, we expanded the size of our term loan facility by $30 million and reduced the interest rate by 1.25%. In addition, we consummated the sale of our HALO subsidiary. With a strong balance sheet including approximately $285 million in total liquidity at the end of the second quarter, CODI is in a strong position to capitalize on additional acquisitions under favorable valuations and terms as we have in the past. We also intend to continue to reinvest in our current subsidiaries to drive future performance while providing attractive cash distributions on behalf of our owners.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $23.3 million for the quarter ended June 30, 2012, as compared to $18.4 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for the quarter ended June 30, 2012 and June 30, 2011 was approximately 48.3 million and 46.7 million, respectively.

The improvement in Cash Flow for the second quarter 2012 as compared to the year-earlier period was largely due to the inclusion of operating results from CamelBak and Arnold Magnetic, two platform businesses acquired by CODI on August 24, 2011 and March 5, 2012, respectively. Partially offsetting these factors, Cash Flow for the second quarter 2012 excluded results from the Company’s Staffmark subsidiary, which was sold on October 17, 2011. In addition, results from the Company’s HALO subsidiary were only partially reflected in the second quarter 2012 due to the sale of this platform business on May 1, 2012.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled approximately $198 million since 2007.

Net income for the quarter ended June 30, 2012 was $2.2 million, as compared to net income of $8.3 million for the quarter ended June 30, 2011. During the quarter ended June 30, 2012, CODI recorded a loss from discontinued operations of $1.7 million, consisting primarily of transaction-related costs from the sale of HALO. The Company also recorded higher interest expense for the second quarter of 2012 as compared to the prior year period due in large part to higher average debt balances, amortization of original issue discount and changes in the fair value of interest rate swaps.

Liquidity and Capital Resources

As of June 30, 2012, CODI had $16.0 million in cash and cash equivalents, $253.8 million outstanding on its term loan facility and $19.5 million outstanding under its $290 million revolving credit facility. The Company has no significant debt maturities until October 2016 and had borrowing availability of approximately $270 million at June 30, 2012 under its revolving credit facility.

On April 2, 2012, CODI exercised an option under its credit agreement, dated as of October 27, 2011, to increase its term loan facility by $30 million. The Company’s aggregate outstanding borrowings under its term loan facility increased to approximately $254.4 million after this borrowing. The net proceeds of the borrowing were used to repay existing borrowings under the Company’s revolving credit facility. Concurrent with this increased term loan borrowing, CODI amended the pricing terms of its term loan facility. Under the terms of the amendment, amounts borrowed bear interest at LIBOR plus a margin of 5.00%, as compared to the previous margin of 6.00%, and the LIBOR floor was reduced to 1.25% from 1.50%. All other terms of the credit agreement remain unchanged.

On May 1, 2012, CODI completed the sale of its majority owned subsidiary, HALO, whereby the Company received approximately $66.4 million of total proceeds from the sale at closing. The proceeds were used to repay borrowings under the Company’s revolving credit facility.

Second Quarter 2012 Distribution

On July 10, 2012, CODI’s Board of Directors declared a second quarter distribution of $0.36 per share. The cash distribution was paid on July 31, 2012 to all holders of record as of July 24, 2012. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $8.1552 per share.

Conference Call

Management will host a conference call on Wednesday, August 8, 2012 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (800) 259-2693 and the dial-in number for international callers is (913) 312-1269. The access code for all callers is 4321346. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through August 15, 2012. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 4321346.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands)	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,017	$131,973
Accounts receivable, less allowance of $3,587 and $2,420	118,449	69,114
Inventories	139,162	96,312
Prepaid expenses and other current assets	27,898	22,758
Current assets of discontinued operations	—	40,064

Total current assets	301,526	360,221

Property, plant and equipment, net	64,612	43,579
Goodwill	259,248	205,567
Intangible assets, net	355,787	328,070
Deferred debt issuance costs, net	9,241	6,942
Other non-current assets	13,810	13,889
Non-current assets of discontinued operations	—	71,638

Total assets	$1,004,224	$1,029,906

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$120,511	$72,998
Due to related party	4,000	4,239
Current portion of supplemental put obligation	4,500	13,675
Current portion, long-term debt	2,550	2,250
Other current liabilities	1,571	1,694
Current liabilities of discontinued operations	—	23,306

Total current liabilities	133,132	118,162

Long-term debt	263,062	214,000
Supplemental put obligation	32,676	35,814
Deferred income taxes	66,239	49,088
Other non-current liabilities	6,464	2,875
Non-current liabilities of discontinued operations	—	13,489

Total liabilities	501,573	433,428

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 6/30/12 and 12/31/11	648,036	658,361
Accumulated other comprehensive loss	(787)	—
Accumulated deficit	(197,275)	(160,852)

Total stockholders’ equity attributable to Holdings	449,974	497,509
Noncontrolling interests	52,677	95,257
Noncontrolling interests of discontinued operations	—	3,712

Total stockholders’ equity	502,651	596,478

Total liabilities and stockholders’ equity	$1,004,224	$1,029,906

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
(in thousands, except per share data)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net sales	$230,016	$133,144	$425,343	$277,784
Cost of sales	157,115	92,045	290,755	193,331

Gross profit	72,901	41,099	134,588	84,453
Operating expenses:
Selling, general and administrative expense	39,901	23,294	80,334	46,952
Supplemental put expense	2,902	1,667	1,362	4,895
Management fees	4,333	3,496	8,865	6,915
Amortization expense	7,764	4,719	14,940	9,434
Impairment expense	—	—	—	7,700

Operating income	18,001	7,923	29,087	8,557

Other income (expense):
Interest income	10	—	43	2
Interest expense	(7,707)	(1,869)	(13,736)	(3,949)
Amortization of debt issuance costs	(485)	(542)	(841)	(1,001)
Other income, net	(128)	13	(396)	—

Income from continuing operations before income taxes	9,691	5,525	14,157	3,609
Provision for income taxes	5,659	2,923	9,758	6,290

Income (loss) from continuing operations	4,032	2,602	4,399	(2,681)
Income (loss) from discontinued operations, net of income tax	(1,690)	5,664	(1,168)	4,380
Loss on sale of discontinued operations, net of income tax	(130)	—	(130)	—

Net income	2,212	8,266	3,101	1,699
Net income from continuing operations attributable to noncontrolling interest	2,361	1,096	4,037	2,056
Net income (loss) from discontinued operations attributable to noncontrolling interest	(225)	792	(226)	239

Net income (loss) attributable to Holdings	$76	$6,378	$(710)	$(596)

Basic and fully diluted net income (loss) per share	$0.00	$0.14	$(0.01)	$(0.01)

Basic and fully diluted weighted average number of shares outstanding	48,300	46,725	48,300	46,725

Cash distributions declared per share	$0.36	$0.36	$0.72	$0.72

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months	Six Months
	Ended	Ended
(in thousands)	June 30, 2012	June 30, 2011
Cash flows from operating activities:
Net income	$3,101	$1,699
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	27,284	21,801
Unrealized loss on interest rate swap	1,593	—
Amortization of original issue discount	1,591	—
Impairment expense	—	7,700
Supplemental put expense	1,362	4,895
Noncontrolling interests and noncontrolling stockholders charges	2,332	1,215
Deferred taxes	(489)	(1,926)
Other	845	87

Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in accounts receivable	(21,560)	1,627
Increase in inventories	(26,423)	(11,282)
Increase in prepaid expenses and other current assets	(3,441)	(3,305)
Payment of profit allocation	(13,675)	—
Increase in accounts payable and accrued expenses	22,509	25,973

Net cash provided by (used in) operating activities	(4,971)	48,484

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(125,390)	—
Purchases of property and equipment	(6,944)	(11,367)
Proceeds from dispositions	66,142	—
Purchase of Fox common stock	(13,234)	—
Proceeds released from escrow related to Staffmark sale	5,045	—
Other	1,082	150

Net cash used in investing activities	(73,299)	(11,217)

Cash flows from financing activities:
Net borrowing (repayment) of debt	47,771	(8,000)
Redemption of CamelBak preferred stock	(48,022)	—
Debt issuance costs	(3,154)	(593)
Distributions paid	(34,776)	(32,708)
Net payments related to noncontrolling interest	(4,456)	—
Excess tax benefit on stock based compensation and other	5,147	(261)

Net cash used in financing activities	(37,490)	(41,562)

Foreign currency impact on cash	(593)	—
Net decrease in cash and cash equivalents	(116,353)	(4,295)
Cash and cash equivalents — beginning of period	132,370	13,536

Cash and cash equivalents — end of period	$16,017	$9,241

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

	Three Months Ended	Three Months ended	Six Months Ended	Six Months Ended
(in thousands)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income	$2,212	$8,266	$3,101	$1,699
Adjustment to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	13,353	10,486	26,443	20,800
Impairment expense	—	—	—	7,700
Amortization of debt issuance costs	485	542	841	1,001
Unrealized loss on interest rate swap	1,248	—	1,593	—
Amortization of original issue discount	1,216	—	1,591	—
Supplemental put expense	2,902	1,667	1,362	4,895
Noncontrolling stockholders charges	1,541	363	2,332	1,215
Other	15	(205)	845	87
Deferred taxes	(440)	(933)	(489)	(1,926)
Changes in operating assets and liabilities	(22,697)	(11,460)	(42,590)	13,013

Net cash provided by (used in) operating activities	(165)	8,726	(4,971)	48,484
Plus:
Unused fee on revolving credit facility (1)	660	766	1,320	1,542
Successful acquisition expense (2)	495	350	4,820	850
HALO sale related expenses (3)	1,976	—	1,976	—
Changes in operating assets and liabilities	22,697	11,460	42,590	—
Less:
Maintenance capital expenditures (4)	2,721	2,857	5,315	5,124
Other	(391)	—	439	—
Changes in operating assets and liabilities	—	—	—	13,013

Estimated cash flow available for distribution and reinvestment	$23,333	$18,445	$39,981	$32,739

Distribution paid in April 2012 and March 2011			$17,388	$16,821
Distribution paid in July 2012/2011	$17,388	$16,821	17,388	16,821

	$17,388	$16,821	$34,776	$33,642

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility and the Prior Revolving Credit Facility.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents transaction costs incurred related to the sale of HALO.
(4)	Excludes growth capital expenditures of approximately $0.6 million and $4.0 million for the three months ended June 30, 2012 and June 30, 2011, respectively and $1.4 million and $6.2 million for the six months ended June 30, 2012 and June 30, 2011, respectively.